United States securities and exchange commission logo





                     July 10, 2020

       John Murphy
       Chief Financial Officer
       COCA COLA CO
       One Coca-Cola Plaza
       Atlanta, GA 30313

                                                        Re: COCA COLA CO
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 24,
2020
                                                            Form 10-Q for
Fiscal Quarter Ended March 27, 2020
                                                            Filed April 24,
2020
                                                            File No. 1-02217

       Dear Mr. Murphy:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Mark Randazza CAO